Camden National Corporation Reports Second Quarter 2012 Results

Strategic acquisition of 15 branches on track for a fourth quarter closing

CAMDEN, Maine, July 31, 2012 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; "Camden National" or "Company"), a $2.4 billion bank holding company headquartered in Camden, Maine, reported net income for the second quarter of 2012 of $6.4 million and diluted earnings per share ("EPS") of $0.83. Second quarter 2012 results compare to net income of $6.6 million and EPS of $0.86 for the prior quarter, and net income of $7.1 million and EPS of $0.92 for the second quarter of 2011. For the second quarter of 2012, the Company achieved a return on assets of 1.10%, a return on tangible equity of 14.33%, a net interest margin of 3.40%, and an efficiency ratio of 56.10%. For the first six months of 2012, the Company achieved a return on assets of 1.12%, a return on tangible equity of 14.71%, a net interest margin of 3.44%, and an efficiency ratio of 55.26%.

Camden National President and Chief Executive Officer Gregory A. Dufour stated, "Camden National continues to report double digit return on equity and solid return on assets despite a challenging economic environment." Dufour further explained, "The Company's second quarter 2012 results are down slightly from the first quarter of 2012 primarily due to costs incurred with the pending acquisition of 15 branch locations from Bank of America. Other than the $310,000 of acquisition related expenses, net income remained flat between the first and second quarters of 2012. The extended low interest environment continues to negatively impact our net interest margin, which declined to 3.40% during the second quarter of 2012 compared to 3.48% for the prior quarter. Fortunately, our average interest-earning asset growth of $24.8 million during the second quarter of 2012 offset the declining net interest margin, resulting in our net interest income remaining consistent between the two quarters."

"Since our announcement in April of the acquisition of 15 Maine branches from Bank of America, a number of key milestones have been met," reported Dufour. "Regulatory approval has been received and we anticipate closing the transaction during the fourth quarter of 2012. The financial metrics of this transaction continue to be compelling, especially combined with the divestiture of one branch due to antitrust considerations and the sale of a branch building facility. Camden National expects to gain 38,000 customer relationships and approximately $350.0 million in core deposits for an investment of $14.0 million, which is comprised of the deposit premium and real estate and equipment net of the branch divestiture and sale of building. We are excited to embark on expanding our market presence in Maine and we believe this growth is good for our customers, our shareholders, and the people of Maine. Our expanded franchise will offer greater convenience, and the benefits of community banking, to new and existing customers throughout the state."

Second Quarter 2012 Highlights

  Expansion in Maine market – agreement to acquire 15 branch locations and subsequent divestiture of one branch location expected to result in net new deposits of approximately $350.0 million in the fourth quarter of 2012.
  Growth in the loan portfolio – increased demand during the second quarter of 2012 resulted in net loan growth of $20.0 million during the period, primarily centered in commercial real estate.
  Strong core deposit growth – core deposit average balances grew $24.3 million between the second and first quarter of 2012.
  Declining net interest margin – 8 basis point decline during the second quarter of 2012 compared to the previous quarter.
  Higher capital levels – total risk-based capital ratio increased to 16.22% at June 30, 2012.
  Stability of asset quality – non-performing asset levels have been consistent over the last four quarters and total past due loans have trended down since year-end.

Operating Results

Net interest income on a fully-taxable basis totaled $18.6 million for both the second and first quarters of 2012. Growth in average loans and investments during the second quarter of 2012 of $24.8 million helped offset a decline in the net interest margin of 8 basis points between quarters. The taxable-equivalent net interest income in the second quarter decreased 6% from $19.9 million in the second quarter of 2011, primarily due to $600,000 in non-recurring loan-related fees received during the second quarter of last year, a $9.7 million reduction in average earning assets, and a tightening of our tax equivalent net interest margin of 24 basis points, resulting from the continued low rate environment that has driven asset yields lower.

The provision for credit losses was $835,000 for the second quarter of 2012, down from $1.0 million in the prior quarter and $970,000 for the second quarter of 2011, as a result of lower charge-offs. Net loan charge-offs totaled $574,000 during the second quarter of 2012, compared to $992,000 for the prior quarter and $864,000 for the second quarter of 2011.

Non-interest income for the second quarter of 2012 was $5.8 million, compared to $5.2 million and $5.0 million for the first quarter of 2012 and second quarter of 2011, respectively. The increase in second quarter 2012 non-interest income from the prior quarter was primarily due to an increase in security gains of $630,000. The growth in non-interest income from the second quarter of 2011 was primarily due to increases in security gains of $698,000 and mortgage banking income of $80,000, partially offset by a decline in income from fiduciary services of $150,000 associated with the outsourcing of Acadia Trust's employee benefit plan service business line to a third-party.

Non-interest expense for the second quarter of 2012 was $14.0 million, compared to $12.9 million for the first quarter of 2012 and $13.3 million for the second quarter of 2011. The second quarter of 2012 includes non-recurring expenses of $728,000 for the early extinguishment of borrowings and $308,000 in expenditures related to the Bank of America branch acquisition. Other than these items, non-interest expense totaled $12.9 million for the second quarter, which is flat compared to the previous quarter and a 3% decline from the second quarter of 2011.

Balance Sheet

Total loans (excluding loans held for sale) grew $22.4 million, or 3% on an annualized basis, during the first six months of 2012, to $1.5 billion at June 30, 2012. Commercial real estate loans were up $26.4 million as we experienced an increase in lending demand, and the consumer and home equity portfolios grew $7.1 million as a result of retail promotions. Since year-end, our residential real estate loan portfolio declined $8.6 million, primarily due to sales of thirty-year fixed rate mortgages, and commercial loans declined $2.6 million.

Our investment portfolio totaled $698.3 million at June 30, 2012, an increase of $86.3 million since December 31, 2011. During the second quarter of 2012, we purchased $75.0 million of securities as a pre-investment strategy in anticipation of excess cash resulting from the branch acquisition transaction later in the year.

Total average deposits increased $9.9 million during the second quarter of 2012 compared to the previous quarter. This increase in average deposits resulted from growth of $24.2 million in demand deposits, interest checking, savings, and money market accounts, partially offset by a decline in retail certificates of deposit average balances of $14.3 million.

Asset Quality

"Our overall credit quality continues to provide us with solid financial footing," said Dufour. "Our total past due loans have declined for three straight quarters and our levels of non-performing assets have remained even over the last four quarters."

Non-performing assets at June 30, 2012, were $29.7 million, or 1.24% of total assets, compared to $29.2 million, or 1.25% of total assets, at March 31, 2012. Annualized net charge-offs for the second quarter of 2012 decreased 11 basis points from the first quarter 2012 to 0.15%. The allowance for credit losses to total loans increased to 1.52% at June 30, 2012, compared to 1.51% at March 31, 2012.

Dividends and Capital

The board of directors approved a dividend of $0.25 per share, payable on July 31, 2012, to shareholders of record on July 13, 2012. This distribution resulted in an annualized dividend yield of 2.73%, based on the June 29, 2012, closing price of Camden National's common stock of $36.62 per share as reported by NASDAQ.

Camden National's total risk-based capital ratio increased to 16.22% at June 30, 2012, compared to 15.95% at December 31, 2011, as capital levels increased from retained earnings. Camden National and its wholly-owned subsidiary, Camden National Bank, exceeded the minimum total risk-based, Tier 1, and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered "well capitalized."

On September 27, 2011, the board of directors authorized the 2011 Common Stock Repurchase Program ("2011 Plan") for the repurchase of up to 500,000 shares, or approximately 6.5% of the Company's outstanding common stock. Under the 2011 Plan, Camden National has repurchased 78,824 shares of common stock at an average price of $31.53. The 2011 Plan will expire on October 1, 2012.

About Camden National Corporation

Camden National Corporation, recently recognized by Forbes as one of "America's Most Trustworthy Companies," is the holding company employing more than 400 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 38 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "plan," "target," or "goal," or future or conditional verbs such as "will," "may", "might", "should," "would", "could" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following: continued weakness in the United States economy in general and the regional and local economies within the New England region and Maine, which could result in a deterioration of credit quality, a change in the allowance for loan losses, or a reduced demand for the Company's credit or fee-based products and services; adverse changes in the local real estate market could result in a deterioration of credit quality and an increase in the allowance for loan loss, as most of the Company's loans are concentrated in Maine, and a substantial portion of these loans have real estate as collateral; changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; adverse changes in asset; competitive pressures, including continued industry consolidation, the increased financial services provided by non-banks and banking reform; continued volatility in the securities markets that could adversely affect the value or credit quality of the Company's assets, impairment of goodwill, the availability and terms of funding necessary to meet the Company's liquidity needs, and the Company's ability to originate loans and could lead to impairment in the value of securities in the Company's investment portfolios; changes in information technology that require increased capital spending; changes in consumer spending and savings habits; new laws and regulations regarding the financial services industry including but not limited to, the Dodd-Frank Wall Street Reform & Consumer Protection Act; changes in laws and regulations including laws and regulations concerning taxes, banking, securities and insurance; and changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters. Additional factors that could also cause results to differ materially from those described above can be found in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden National does not promise and assumes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Non-GAAP Financial Measures

In addition to evaluating the Company's results of operations in accordance with GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share, and tax equivalent net interest income. We believe these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. The reconciliation to the comparable GAAP financial measure can be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.camdennational.com.

Annualized Data

Certain returns, yields, and performance ratios, are presented on an "annualized" basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

Selected Financial Data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected Financial and Per Share Data:
Return on average assets	1.10%	1.22%	1.12%	1.16%
Return on average equity	11.48%	13.29%	11.74%	12.88%
Return on average tangible equity	14.33%	16.90%	14.71%	16.46%
Tangible equity to tangible assets(1)	7.69%	7.56%	7.69%	7.56%
Efficiency ratio(2)	56.10%	53.39%	55.26%	54.31%
Tier 1 leverage capital ratio	9.64%	9.13%	9.64%	9.13%
Tier 1 risk-based capital ratio	14.97%	14.19%	14.97%	14.19%
Total risk-based capital ratio	16.22%	15.45%	16.22%	15.45%
Basic earnings per share	$0.84	$0.92	$1.69	$1.75
Diluted earnings per share	$0.83	$0.92	$1.69	$1.75
Cash dividends declared per share	$0.25	$0.25	$0.50	$0.50
Book value per share	$29.67	$28.43	$29.67	$28.43
Tangible book value per share (3)	$23.82	$22.49	$23.82	$22.49
Weighted average number of common shares outstanding	7,675,819	7,677,594	7,673,927	7,668,831
Diluted weighted average number of common shares outstanding	7,687,620	7,687,133	7,686,747	7,679,298

(1) Computed by dividing total shareholders' equity less goodwill and other intangible assets by total assets less goodwill and other intangible assets.
(2) Computed by dividing non-interest expense (excluding prepayment penalties) by the sum of net interest income (tax equivalent) and non-interest income (excluding securities gains/losses and OTTI).
(3) Computed by dividing total shareholders' equity less goodwill and other intangible assets by the number of common shares outstanding.

Statement of Condition Data (unaudited)

	June 30,	June 30,	December 31,
(In thousands, except number of shares)	2012	2011	2011

Assets
Cash and due from banks	$40,478	$29,685	$39,325
Securities
Securities available for sale, at fair value	677,262	595,335	590,036
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,034	21,962	21,962
Total securities	698,296	617,297	611,998
Trading account assets	2,184	2,270	2,244
Loans held for sale	-	1,855	6,061
Loans	1,536,464	1,551,456	1,514,028
Less allowance for loan losses	(23,262)	(22,989)	(23,011)
Net loans	1,513,202	1,528,467	1,491,017
Goodwill and other intangible assets	44,629	45,533	45,194
Bank-owned life insurance	44,352	43,659	43,672
Premises and equipment, net	23,913	24,294	24,113
Deferred tax asset	8,531	10,496	13,486
Interest receivable	6,530	7,063	6,431
Prepaid FDIC assessment	4,221	5,353	4,796
Other real estate owned	1,697	1,816	1,682
Other assets	15,824	13,226	12,701
Total assets	$2,403,857	$2,331,014	$2,302,720

Liabilities
Deposits
Demand	$271,648	$238,405	$256,330
Interest checking, savings and money market	858,617	774,455	828,977
Retail certificates of deposit	372,982	428,104	395,431
Brokered deposits	98,614	104,587	110,628
Total deposits	1,601,861	1,545,551	1,591,366
Federal Home Loan Bank advances	251,613	157,044	136,860
Other borrowed funds	232,432	341,113	275,656
Junior subordinated debentures	43,768	43,666	43,717
Accrued interest and other liabilities	48,095	25,399	36,245
Total liabilities	2,177,769	2,112,773	2,083,844

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,619,009, 7,677,693, and 7,664,975 shares on June 30, 2012 and 2011 and December 31, 2011, respectively	49,273	51,111	51,438
Retained earnings	174,500	160,297	165,377
Accumulated other comprehensive income
Net unrealized gains on securities available for sale, net of tax	12,082	9,787	11,128
Net unrealized losses on derivative instruments, at fair value, net of tax	(8,018)	(1,791)	(7,264)
Net unrecognized losses on post-retirement plans, net of tax	(1,749)	(1,163)	(1,803)
Total accumulated other comprehensive income	2,315	6,833	2,061
Total shareholders' equity	226,088	218,241	218,876
Total liabilities and shareholders' equity	$2,403,857	$2,331,014	$2,302,720

Statement of Income Data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except number of shares and per share data)	2012	2011	2012	2011

Interest income
Interest and fees on loans	$18,268	$20,257	$36,703	$39,726
Interest on U.S. government and sponsored enterprise obligations	4,118	4,917	8,234	9,802
Interest on state and political subdivision obligations	355	431	720	897
Interest on federal funds sold and other investments	56	40	105	80
Total interest income	22,797	25,645	45,762	50,505
Interest expense
Interest on deposits	2,390	2,963	4,928	5,978
Interest on borrowings	1,409	2,463	2,827	5,054
Interest on junior subordinated debentures	632	656	1,270	1,351
Total interest expense	4,431	6,082	9,025	12,383
Net interest income	18,366	19,563	36,737	38,122
Provision for credit losses	835	970	1,840	2,089
Net interest income after provision for credit losses	17,531	18,593	34,897	36,033
Non-interest income
Income from fiduciary services	1,289	1,439	2,728	2,986
Service charges on deposit accounts	1,315	1,352	2,471	2,583
Other service charges and fees	956	943	1,801	1,813
Bank-owned life insurance	342	335	681	874
Brokerage and insurance commissions	410	385	749	743
Mortgage banking income, net	132	52	468	132
Net gain on sale of securities	751	53	901	20
Other income	559	474	1,212	1,000
Total non-interest income before other-than-temporary
impairment of securities	5,754	5,033	11,011	10,151
Other-than-temporary impairment of securities	-	(27)	(29)	(27)
Total non-interest income	5,754	5,006	10,982	10,124
Non-interest expenses
Salaries and employee benefits	6,972	7,114	13,880	13,965
Furniture, equipment and data processing	1,295	1,169	2,518	2,369
Net occupancy	1,020	956	2,131	2,016
Consulting and professional fees	608	868	1,098	1,542
Regulatory assessments	432	402	867	1,105
Other real estate owned and collection costs	497	415	1,123	906
Amortization of identifiable intangible assets	145	145	289	289
Other expenses	3,010	2,203	4,992	4,365
Total non-interest expenses	13,979	13,272	26,898	26,557
Income before income taxes	9,306	10,327	18,981	19,600
Income taxes	2,894	3,257	5,986	6,191
Net income	$6,412	$7,070	$12,995	$13,409

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Three Months Ended			At or for the Three Months Ended
	June 30, 2012			June 30, 2011
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$608,205	$4,167	2.74%	$581,221	$4,951	3.41%
Securities - nontaxable (1)	38,246	548	5.73%	46,101	663	5.76%
Trading account assets	2,182	6	1.13%	2,274	6	1.01%
Loans: (1) (2)
Residential real estate	571,619	6,906	4.83%	592,803	7,718	5.21%
Commercial real estate	491,976	6,092	4.90%	465,205	6,731	5.72%
Commercial	168,476	1,989	4.67%	182,863	2,400	5.19%
Municipal	14,023	175	5.03%	21,135	242	4.60%
Consumer	286,594	3,167	4.44%	280,060	3,251	4.66%
Total loans	1,532,688	18,329	4.77%	1,542,066	20,342	5.25%
Total interest-earning assets	2,181,321	23,050	4.21%	2,171,662	25,962	4.77%
Cash and due from banks	36,332			25,247
Other assets	153,939			155,131
Less allowance for loan losses	(23,298)			(22,941)
Total assets	$2,348,294			$2,329,099

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
Interest checking accounts	$289,544	81	0.11%	$247,441	140	0.23%
Savings accounts	187,551	86	0.18%	166,575	103	0.25%
Money market accounts	351,181	515	0.59%	332,470	594	0.72%
Certificates of deposit	377,458	1,257	1.34%	442,879	1,619	1.47%
Total retail deposits	1,205,734	1,939	0.65%	1,189,365	2,456	0.83%
Brokered deposits	130,665	451	1.39%	125,811	507	1.62%
Junior subordinated debentures	43,756	632	5.80%	43,653	656	6.03%
Borrowings	446,173	1,409	1.27%	503,634	2,463	1.96%
Total wholesale funding	620,594	2,492	1.62%	673,098	3,626	1.09%
Total interest-bearing liabilities	1,826,328	4,431	0.98%	1,862,463	6,082	1.31%

Demand deposits	264,545			231,630
Other liabilities	32,833			21,614
Shareholders' equity	224,588			213,392
Total liabilities & shareholders' equity	$2,348,294			$2,329,099

Net interest income (fully-taxable equivalent)		18,619			19,880
Less:fully-taxable equivalent adjustment		(253)			(317)
Net interest income		$18,366			$19,563

Net interest rate spread (fully-taxable equivalent)			3.23%			3.46%
Net interest margin (fully-taxable equivalent)			3.40%			3.64%

(1)Reported on tax-equivalent basis calculated using a tax rate of 35%.
(2)Non-accrual loans and loans held for sale are included in total average loans.

Year-to-date Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Six Months Ended			At or for the Six Months Ended
	June 30, 2012			June 30, 2011
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$588,892	$8,329	2.83%	$576,887	$9,873	3.42%
Securities - nontaxable (1)	38,863	1,109	5.71%	46,862	1,380	5.89%
Trading account assets	2,189	10	0.88%	2,260	9	0.82%
Loans: (1) (2)
Residential real estate	576,442	14,010	4.86%	595,625	15,356	5.16%
Commercial real estate	483,639	12,123	4.96%	465,478	12,955	5.54%
Commercial	168,903	4,028	4.72%	177,412	4,633	5.19%
Municipal	13,540	347	5.16%	19,202	458	4.81%
Consumer	284,076	6,316	4.47%	281,229	6,484	4.65%
Total loans	1,526,600	36,824	4.81%	1,538,946	39,886	5.18%
Total interest-earning assets	2,156,544	46,272	4.28%	2,164,955	51,148	4.72%
Cash and due from banks	36,095			25,580
Other assets	154,375			157,123
Less allowance for loan losses	(23,189)			(22,735)
Total assets	$2,323,825			$2,324,923

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
Interest checking accounts	$278,144	155	0.11%	$240,827	278	0.23%
Savings accounts	184,900	181	0.20%	167,590	206	0.25%
Money market accounts	353,088	1,056	0.60%	324,516	1,187	0.74%
Certificates of deposit	384,630	2,598	1.36%	451,345	3,344	1.49%
Total retail deposits	1,200,762	3,990	0.67%	1,184,278	5,015	0.85%
Brokered deposits	130,248	938	1.45%	119,043	963	1.63%
Junior subordinated debentures	43,743	1,270	5.84%	43,641	1,351	6.24%
Borrowings	433,562	2,827	1.31%	516,427	5,054	1.97%
Total wholesale funding	607,553	5,035	1.67%	679,111	7,368	2.19%
Total interest-bearing liabilities	1,808,315	9,025	1.00%	1,863,389	12,383	1.34%

Demand deposits	259,360			229,743
Other liabilities	33,638			21,829
Shareholders' equity	222,512			209,962
Total liabilities & shareholders' equity	$2,323,825			$2,324,923

Net interest income (fully-taxable equivalent)		37,247			38,765
Less:fully-taxable equivalent adjustment		(510)			(643)
Net interest income		$36,737			$38,122

Net interest rate spread (fully-taxable equivalent)			3.28%			3.38%
Net interest margin (fully-taxable equivalent)			3.44%			3.57%

(1)Reported on tax-equivalent basis calculated using a tax rate of 35%.
(2)Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data (unaudited)
	At or for Six Months Ended	At or for Three Months Ended	At or for Twelve Months Ended	At or for Nine Months Ended	At or for Six Months Ended
(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Non-accrual loans:
Residential real estate	$10,349	$9,570	$9,503	$9,060	$8,581
Commercial real estate	7,362	7,578	7,830	9,596	7,661
Commercial	4,687	4,253	3,955	4,278	3,809
Consumer	1,912	2,477	2,822	1,502	1,464
Total non-accrual loans	24,310	23,878	24,110	24,436	21,515
Loans 90 days past due and accruing	562	183	236	-	-
Renegotiated loans not included above	3,177	3,256	3,276	3,310	3,447
Total non-performing loans	28,049	27,317	27,622	27,746	24,962
Other real estate owned:
Residential real estate	1,045	1,226	791	1,098	989
Commercial real estate	652	672	891	661	827
Total other real estate owned	1,697	1,898	1,682	1,759	1,816
Total non-performing assets	$29,746	$29,215	$29,304	$29,505	$26,778

Loans 30-89 days past due:
Residential real estate	$780	$1,961	$2,429	$1,447	$500
Commercial real estate	2,122	3,075	2,107	1,149	1,668
Commercial	762	846	911	1,226	771
Consumer	310	245	1,793	505	344
Total loans 30-89 days past due	$3,974	$6,127	$7,240	$4,327	$3,283

Allowance for loan losses at the beginning of the period	$23,011	$23,011	$22,293	$22,293	$22,293
Provision for loan losses	1,817	991	4,741	3,270	2,083
Charge-offs:
Residential real estate	446	308	1,216	1,036	797
Commercial real estate	209	179	1,633	946	325
Commercial	416	191	1,256	1,080	755
Consumer	879	411	920	355	140
Total charge-offs	1,950	1,089	5,025	3,417	2,017
Total recoveries	384	97	1,002	865	630
Net charge-offs	1,566	992	4,023	2,552	1,387
Allowance for loan losses at the end of the period	$23,262	$23,010	$23,011	$23,011	$22,989

Components of allowance for credit losses:
Allowance for loan losses	$23,262	$23,010	$23,011	$23,011	$22,989
Liability for unfunded credit commitments	43	34	20	26	31
Balance of allowance for credit losses	$23,305	$23,044	$23,031	$23,037	$23,020

Ratios:
Non-performing loans to total loans	1.83%	1.79%	1.82%	1.83%	1.61%
Non-performing assets to total assets	1.24%	1.25%	1.27%	1.26%	1.15%
Allowance for credit losses to total loans	1.52%	1.51%	1.52%	1.52%	1.48%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.15%	0.26%	0.39%	0.30%	0.22%
Year-to-date	0.21%	0.26%	0.26%	0.22%	0.18%
Allowance for credit losses to non-performing loans	83.09%	84.36%	83.38%	83.03%	92.22%
Loans 30-89 days past due to total loans	0.26%	0.40%	0.48%	0.29%	0.21%

Reconciliation of non-GAAP to GAAP Financial Measures

Camden National presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes other-than-temporary impairment charges from non-interest expenses, excludes securities gains and losses from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation of between the GAAP and non-GAAP efficiency ratio:

Reconciliation of non-GAAP to GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2012	2011	2012	2011
Non-interest expense, as presented	$13,979	$13,272	$26,898	$26,557
Prepayment fees on borrowings	728	-	728	-
Adjusted non-interest expense	13,251	13,272	26,170	26,557
Net interest income, as presented	18,366	19,563	36,737	38,122
Effect of tax-exempt income	253	317	510	643
Non-interest income	5,754	5,006	10,982	10,124
(Gains) losses on sale of securities	(751)	(53)	(901)	(20)
Other-than-temporary impairment of securities	-	27	29	27
Adjusted net interest income plus non-interest income	$23,622	$24,860	$47,357	$48,896
Non-GAAP efficiency ratio	56.10%	53.39%	55.26%	54.31%
GAAP efficiency ratio	57.96%	54.02%	56.37%	55.04%

The following table provides a reconciliation of tax-equivalent net interest income to net interest income in accordance with GAAP. A 35.0% tax rate was used for each period above.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2012	2011	2012	2011
Net interest income, as presented	$18,366	$19,563	$36,737	$38,122
Effect of tax-exempt income	253	317	510	643
Net interest income, tax equivalent	$18,619	$19,880	$37,247	$38,765

The following table provides a reconciliation of tangible book value per share to book value per share, which has been prepared in accordance with GAAP:

	June 30,	June 30,	December 31,
(In Thousands, Except per Share Data)	2012	2011	2011
Shareholders' equity	$226,088	$218,241	$218,876
Less goodwill and other intangibles	44,629	45,533	45,194
Tangible shareholders' equity	$181,459	$172,708	$173,682
Shares outstanding at period end	7,619,009	7,677,693	7,664,975
Tangible book value per share	$23.82	$22.49	$22.66
Book value per share	$29.67	$28.43	$28.56

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CONTACT: Susan M. Westfall, Senior Vice President, Clerk, Camden National Corporation, +1-207-230-2096, swestfall@camdennational.com